Exhibit 3.7

BARBARA K. CEGAVSKE

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684-5706

Website: www.nvsos.gov

	Filed in the office of	Document Number 20160220678-94
Certificate of Change Pursuant	/s/ Barbara K. Cegavske	Filing Date and Time
to NRS 78.209	Barbara K. Cegavske	05/16/2016 1:40 PM
	Secretary of State	Entity Number
	State of Nevada	E0450492011-8

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of Corporation:

Xenetic Biosciences, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

1,500,000,000 common shares, par value $0.001

10,000,000 common shares, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

45,454,546 common shares, par value $0.001

10,000,000 common shares, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued shares of the same class or series:

1 share issued for every 33 shares of common shares issued and outstanding on the effective date.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

fractional shares will be rounded to the nearest whole number

7. Effective date and time of filing: (optional)          Date: May 16 2016            Time: 10:00am

8. Signature:

/s/ signature	President and CEO
Signature of Officer	Title